Filed Pursuant to Rule 424(b)(3)
Registration No. 333-274475

Prospectus Supplement No. 1

(To Prospectus dated October 28, 2024)

VinFast Auto Ltd.

64,041,969 Ordinary Shares

This prospectus supplement amends and supplements the prospectus dated October 28, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-274475). The Prospectus relates to: (i) the offer and sale, from time to time, by the selling securityholders named therein, or their pledgees, donees, transferees, or other successors in interest, of an aggregate of 60,720,967 ordinary shares in the capital of VinFast Auto Ltd., a public company incorporated under the laws of Singapore (Company Registration No: 201501874G), no par value (“ordinary shares”), and (ii) the issuance from time to time by us of up to 3,321,002 ordinary shares issuable upon the exercise of up to 3,321,002 warrants. Each warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per ordinary share.

This prospectus supplement is being filed to update and supplement the information included in the Prospectus with the information contained herein. This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols, “VFS” and “VFSWW.” On October 25, 2024, the last reported sale price of our ordinary shares and warrants as reported on Nasdaq was $3.96 per ordinary share and $0.40 per warrant, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 28, 2024.

VinFast Announces 3Q24 Deliveries with top spot in Vietnam’s passenger car market in September

In the third quarter of 2024, VinFast Auto Ltd. (“VinFast” or the “Company”) delivered 21,912 electric vehicles (“EVs”) in 3Q24, representing a 66% increase quarter-over-quarter and a 116% increase year-over-year.

The third quarter of 2024 was underpinned by a robust September, where the Company delivered over 9,300 EVs in Vietnam, across all vehicle models including the VF e34, VF 3, VF 5, VF 6, VF 7, VF 8 and VF 9, marking the highest monthly deliveries in the domestic Vietnamese market and outpacing the second-best competitor by a margin of nearly 50%. VinFast’s highest monthly deliveries to date in Vietnam also represents a historic milestone for the domestic Vietnamese automotive industry. For the first time, a Vietnamese EV brand has outperformed all international competitors to become the market leader.